Exhibit 99

General Cable Announces Leadership Transition in Europe & Mediterranean Business

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--March 20, 2014--General Cable Corporation (NYSE: BGC) announced today that Emmanuel Sabonnadiere, Executive Vice President, President and Chief Executive Officer, Europe & Mediterranean, will transition from his current position for a period of up to six months. The Company has launched a formal search for a successor and Mr. Sabonnadiere will continue in his current position under his current contract during the transition period.

Gregory B. Kenny, President and Chief Executive Officer said, “An accomplished business executive with a strong technology background, Emmanuel has been instrumental in the transformation and advancement of our European operations, building relationships with key customers, and significantly advancing our submarine and land turnkey project businesses in terms of technology and operational performance. He has a talented and dedicated team, which will enable us to build on and improve our businesses throughout the European & Mediterranean region. Emmanuel will be working closely with me, the Global Operating Committee and the Europe & Mediterranean team to provide an orderly transition. Emmanuel may continue to represent the Company in certain of its business investments, including our Algerian joint venture, while providing ongoing technical, strategic and business development consulting services for General Cable.”

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, construction, specialty and communications markets. For more information about General Cable visit our website at www.generalcable.com.

CONTACT:
General Cable Corporation
Len Texter, 859-572-8684
Vice President, Investor Relations